THE AMERICAN FUNDS TAX-EXEMPT SERIES I

and

WASHINGTON MANAGEMENT CORPORATION

BUSINESS MANAGEMENT AGREEMENT

THIS AGREEMENT, dated this 21st day of December, 2012, is made and entered into by and between THE AMERICAN FUNDS TAX-EXEMPT SERIES I, a Delaware statutory trust, (hereinafter called the "Trust"), and WASHINGTON MANAGEMENT CORPORATION, a Delaware corporation, (hereinafter called the "Business Manager").

WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust seeks to enter into this Agreement with the Business Manager to become effective upon the anticipated assignment and termination (the “Effective Time”) of the Business Management Agreement dated as of October 1, 2010, as amended from time to time, by and between the Trust and the Business Manager;

WHEREAS, the Business Manager is ready, willing and able to act as business manager of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

1. The Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and intends initially to offer shares of two series designated The Tax-Exempt Fund of Maryland and The Tax- Exempt Fund of Virginia (the "Funds").

2. The Trust hereby employs the Business Manager to furnish to the Trust the services of its employees and agents in the management and conduct of the business and affairs of the Fund(s). The Business Manager hereby accepts such employment and agrees to render the services and to assume the obligations to the extent herein set forth, for the compensation herein provided. The services of the Business Manager shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it. The Business Manager shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or the Funds.

3. The Business Manager shall (a) furnish to the Trust the services of qualified personnel to (i) perform the executive and related administrative functions of the Trust and (ii) if desired by the Trust, to serve as Trustees of the Trust, in all cases without additional compensation of such persons by the Trust; (b) pay the expenses of all persons whose services are to be furnished by the

Business Manager under this section; (c) provide for the daily determination of the Funds' net asset values per share; (d) provide necessary office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as are occupied or used by the Business Manager relating to the services to be furnished by the Business Manager under this section and section 2 hereof; and (e) provide general purpose forms, supplies, stationery and postage used at the offices of the Trust relating to the services to be furnished by the Business Manager under this section and section 2 hereof.

4. Trust shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: registration and filing fees with Federal and state agencies, expenses pursuant to the Funds’ Plans of Distribution, blue sky expenses, expenses of shareholder's meetings, the expense of reports to existing shareholders, expenses of printing proxies and prospectuses, insurance premiums, legal and auditing fees; dividend disbursement expenses; the expense of the issuance, transfer, and redemption of its shares; custodian fees; printing and preparation of registration statements; taxes; compensation of Trustees who are not interested persons of the Trust; association dues; and costs of stationery, forms and certificates prepared exclusively for the Trust.

5. The Trust shall pay to the Business Manager on or before the tenth (10th) day of each month, as compensation for the services rendered by the Business Manager during the preceding month, the sum of the following amounts:

(a) 0.135% per annum of the first $60 million of the Funds average daily net assets during the month ("Net Asset Portion"), plus

(b) 0.09% per annum of the Funds average daily net assets during the month in excess of $60 million ("Net Asset Portion"), plus

(c) 1.35% of the Funds gross investment income for the preceding month ("Investment Income Portion").

The Net Asset Portion shall be accrued daily and the daily rate shall be computed based on the actual number of days per year. The net assets of the Funds shall be determined in the manner and on the dates set forth in the registration statement of the Trust. The Investment Income Portion shall be accrued daily and "gross investment income" for this purpose shall be determined in the same manner as gross income is determined and reported in financial statements and shall not include net gains or losses from the sale of securities.

Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

6. Nothing contained in this Agreement shall be construed to prohibit the Business Manager from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Business Manager from engaging in such businesses or in other related or unrelated businesses.

7. The Business Manager shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

8. The Trust has heretofore, or will promptly, and from time to time will furnish to the Business Manager the following: (a) Declaration of Trust; (b) By-laws; (c) Minutes of all shareholders meetings; (d) Minutes of all Board of Trustees meetings; (e) Registration Statements filed under the Securities Act of 1933, as amended, and the 1940 Act, as amended; (f) All periodic reports filed with the Securities and Exchange Commission; (g) All amendments, subsidiary documents, interpretations, additions, or deletions relating to any of the documents described in this paragraph.

Until notification and delivery of any of the foregoing by the Trust to the Business Manager, the Business Manager may rely upon the documents theretofore furnished to it.

9. This Agreement shall become effective at the Effective Time and continue in effect until the close of business on July 31, 2013. It may thereafter be renewed from year to year with respect to each Fund by mutual consent, provided that such renewal shall be specifically approved at least annually (i) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, by the Trustees of the Trust or by majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (A) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (B) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

10. The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust estate. The Business Manager agrees to look solely to the assets of the Trust or each Fund for the satisfaction of any liability in respect of the Trust or such Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

11. This Agreement may be terminated at any time as to a Fund (or the Trust), without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund (or the Trust), on sixty (60) days written notice to the Business Manager, or by the Business Manager on like notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

Attest:	THE AMERICAN FUNDS TAX-EXEMPT SERIES I

/s/Jennifer L. Butler	By: /s/Jeffrey L. Steele
Name: Jeffrey L. Steele
Title: President

Attest:	WASHINGTON MANAGEMENT CORPORATION

/s/D.L. Lima	By: /s/John H. Phelan, Jr.
Name: John H. Phelan, Jr.
Title: President

EXHIBIT A

TO

BUSINESS MANAGEMENT AGREEMENT

SERVICES TO BE PERFORMED BY

WASHINGTON MANAGEMENT CORPORATION (“WMC”)

PURSUANT TO SECTION 2

1.	Provide individuals that serve as officers and interested Trustees of the Trust.

2.	Furnish and compensate all persons required to perform WMC’s duties under the Business Management Agreement.

3.	In conjunction with the Funds’ Independent Board Chair, arrange and coordinate all Board and Committee Meetings. Prepare and distribute meeting schedules and maintain lists of regular agenda items for Board and Committee Meetings. Maintain a schedule of Board and Committee Meeting duties and requirements, including matters requiring Board action. Schedule includes annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

4.	Prepare, collect and distribute, in conjunction with all service providers, Board and Committee Meeting materials and periodic and special reports to the Board in advance of meetings.

5.	Attend Board and Committee Meetings and draft Board and Committee Meeting minutes. Distribute minutes for review and prepare final form of minutes.

6.	Assist the Board in developing Trust policies and procedures.

7.	Establish procedures to assist the Board of Trustees with their oversight duties (including fund governance, contracts, accountant selection, insurance, net asset valuation, trustee independence, audit committee financial expert, chief compliance officer and interfund transactions).

8.	Assist in Board members’ on-going education. Provide new Board member orientation, and regularly inform the Board of industry and regulatory developments. Carry out instructions of the Board with respect to policy decisions.

9.	Assist the Board with approval of key service provider agreements. Assist the Governance Committee in obtaining data for evaluation purposes.

10.	Assist the Board in review and approval of WMC, the investment adviser, principal underwriter and Trust compliance programs.

11.	Collect and analyze comparative statistical data on investment results, operating expenses and growth of the Funds, sales and redemptions of the Funds’ shares, and prepare and submit the following reports on such data to the Board of Trustees:

a.	Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Funds,
b.	Sales of Fund shares by securities dealers,
c.	Comparative investment results and
d.	Net sales and redemptions of Fund shares.

12.	Assist Board members in maintaining their status as independent Trustees. Prepare, provide and review annual trustee questionnaires.

13.	Monitor the number of Trustees that have been elected by shareholders and the percentage of the Board that is independent by maintaining a schedule and periodically reviewing the ratio of Trustees elected by shareholders and the ratio of those that are independent.

14.	Assist the Board of Trustees in overseeing the development and operation of share class-based services to shareholders.

15.	Provide copies of Securities and Exchange Commission (“SEC”) filings to Board members.

16.	Assist in making travel arrangements for Trustees and officers attending out-of-town meetings.

17.	Assist the Board in designating an Audit Committee Financial Expert.

18.	Assist the Board in designating a Fund Chief Compliance Officer.

19.	Provide financial and certain other reports to the Trustees.

20.	Provide support to the Funds’ Independent Board Chairman.

21.	Maintain or provide for the maintenance of certain Fund records, including corporate, tax and accounting records; SEC filings; tax filings; Board and Committee Meeting materials and minutes; code of ethics; Trust agreements; Trust procedures; documents concerning fidelity bond and D&O/E&O insurance; declaration of trust and by-laws. Periodically review files to verify completeness.

22.	Prepare or arrange for the preparation of all corporate filings and tax returns.

23.	Monitor the daily financial position of the Funds.

24.	Perform or arrange for the performance of fund accounting.

25.	Assist in coordinating and facilitating the annual audit of the Funds’ financial statements with the independent registered public accountant for the Funds.

26.	Create and design annual and semi-annual shareholder reports. Plan, prepare and arrange for the printing and timely distribution of the reports to shareholders.

27.	Monitor services provided by the custodian of the Funds’ investment assets and cash balances. Review and/or negotiate fees for the services of the custodian.

28.	Coordinate and maintain continuous liaison with officers and personnel of the custodian, Fund counsel and independent registered public accountant.

29.	Oversee state registration of Fund shares, including oversight of the blue sky service provider. Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of sales of Fund shares in connection with state registration requirements.

30.	Consult with Fund counsel and accountants on current legal, accounting and tax matters.

31.	Assist with disbursement of all dividends and capital gain distributions.

32.	Oversee proxy solicitations, including preparation of the proxy statement, related SEC filings and printing and distribution of Notices of Meetings of Shareholders, proxy statements and proxy cards. Coordinate review of the proxy statement by Fund officers, Trustees, Fund counsel and independent registered public accountant. Coordinate and conduct shareholder meetings, including attending the meetings and preparing the minutes.

33.	Make Board-authorized transfers to the Trust’s operating account from each Fund’s custody account.

34.	Pay all Fund expenses from the Trust's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular reports setting out Fund expenses.

35.	Reconcile Trust’s operating account statement each month.

36.	Review and analyze Fund expense ratios and consider changes in accrual rates.

37.	Maintain filing schedule for all required Trust filings.

38.	Prepare and file necessary amendments to the Trust’s Registration Statement on Form N-1A, including that required for the renewal of and updates to the Fund prospectuses. Coordinate review by Fund service providers, including relevant business areas, Fund counsel and independent registered public accountant. Prepare and file supplements to the prospectus with the SEC.

39.	Prepare and file the N-SAR semi-annual report of the Trust with the SEC. N-SAR responses are generated from multiple sources and reviewed by multiple Fund officers.

40.	Develop and maintain disclosure controls and procedures in compliance with N-CSR and N-Q requirements. An Exception Review Group and the Sarbanes-Oxley Oversight Committee meet in connection with the filing of Form N-CSR and Form N-Q and as otherwise appropriate. The Sarbanes-Oxley Oversight Committee ensures that any material weakness or fraud, of which it is aware, is reported directly to the Trust’s Audit Committee and independent registered public accountant.

41.	Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is gathered and communicated to the Trust’s management, including its Principal Executive Officer (“PEO”) and Principal Financial Officer (“PFO”) to allow timely decisions regarding required disclosure.

42.	Prepare and file Form N-Q.

43.	Prepare and file Form N-PX, the Trust’s annual proxy voting record.

44.	Prepare and file Form 24f-2.

45.	Keep informed with respect to regulatory and industry developments.

46.	Develop, administer and monitor the Codes of Ethics. Maintain a record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

47.	Administer and monitor Codes of Conduct for Attorneys.

48.	Review with Fund counsel compliance with provisions of the Investment Company Act of 1940, as amended.

49.	Monitor, review and file applicable tax filings. Monitor tax law changes applicable to registered investment companies. Periodically analyze general ledger to ensure that required distributions for income and excise tax are met. Fund officers review the calculation of distributions and submit the same to the Trustees for approval. Ensure elections and schedules are properly calculated and included with tax returns. Maintain copies of all final schedules. Ensure tax returns (including extensions) are timely filed with federal and state authorities.

50.	Monitor and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Trustees, and are within overall Plan limits. Review all Plan payments for consistency with the terms of the Plans. Assist Board in the review of materials presented by principal underwriter and Fund counsel to assist Trustees in assessing annual required renewal of each 12b-1 Plan. Review relevant sales literature for consistency with Trust policies and procedures.

51.	Participate in the development and implementation of the Trust’s privacy policy as required under Regulation S-P. Implement and maintain the privacy policy and periodically remind staff of obligations under the policy.

52.	Monitor and assist in maintaining, the Trust’s procedures related to applicable anti-money laundering requirements and customer identification program.

53.	Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

54.	Reconcile month-end custodian account statements with fund accounting records, including security positions. Any discrepancies are noted, researched and resolved.

55.	Monitor reports and file required items necessary for compliance with Section 17f-2 of the Investment Company Act of 1940.

56.	Review annual renewal information related to fidelity bond and other insurance policies for the Trust and complete necessary filings with the SEC.

57.	Receive and review a month-end portfolio pricing report of all Fund assets. Any exceptions are investigated and reconciled.

58.	Securities without readily available market prices are priced using Board approved valuation procedures. Maintain records of fair valued securities. Prepare Board reports concerning fair valued securities.

59.	Perform periodic compliance reviews relating to policies and procedures of the Trust, as deemed necessary by WMC.

60.	Receive and review monthly fund accounting exception reports.

61.	Develop and monitor “whistle blower” provision to allow WMC personnel to report possible violations of Trust policies or regulations.

62.	Coordinate 17a-7 interfund transactions.

63.	Respond directly and/or in coordination with appropriate service provider to inquiries received directly from shareholders and dealers. Maintain a copy of related correspondence. Make special reports to shareholders, as requested.

64.	Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

65.	Provide information in response to regulatory examinations and provide exam assistance, including serving as the liaison with the examiners during the exam and assisting with preparation of any exam response.

66.	Prepare and file amendments to the declaration of trust and prepare amendments to the by-laws.
67.	Administer Trustee compensation.

68.	Provide and administer Trustee website.

69.	Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.

70.	Provide office space, secretarial and clerical services, office equipment, supplies and communication facilities.